EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Company	Jurisdiction of Incorporation
REMEC Defense & Space, Inc.	California

REMEC Mexico, S.A. de C.V.	Mexico

REMEC Canada, Inc.	Delaware

REMEC Canada Incorporated	Nova Scotia

REMEC Leaseco, Inc.	California

REMEC Components, Inc.	California

REMEC, Inc.	Delaware

REMECINC SRL	Costa Rica

REMEC International, Inc.	Barbados

REMEC China Holdings SRL	Barbados

REMEC Wireless Telecommunication (Shanghai) Co. Ltd.	China

RMPI, LLC	California

RMPI, LLC - Philippines Brach	Philippines

REMEC Manufacturing Philippines, Inc.	Philippines

Microwave Ventures, Inc. (40% owned)	Philippines

REMEC Europe Ltd.	United Kingdom

Airtech Wireless Communications Ltd.	United Kingdom

REMEC UK Ltd.	United Kingdom

REMEC Mersum Oy	Finland

REMEC Oy	Finland

REMEC Finland Oy	Finland

REMEC Korea Corporation	Korea

Spectrian Corporation	Delaware

Spectrian International Corporation	Delaware

REMEC Korea Corporation	Korea

Spectrian do Brasil, Ltda.	Brazil

Spectrian Telecommunications (Shanghai) Co. Ltd.	China

Paradigm Wireless Systems, Inc.	Delaware

Paradigm International Ventures, LLC	Delaware

REMEC Manufacturing Systems, Inc.	California

REMEC Wireless Systems, Inc.	California